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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

     AGREEMENT made as of September 10, 1998 by and between R. L. Management, Inc., a Delaware corporation with executive offices at 11201 Armour Drive, El Paso, Texas 79935 (the "Company"), and Mindy Grossman residing at 170 East 87th Street (Apartment 6-E), New York, New York 10021 (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, Sun Apparel, Inc., ("Sun") entered into a license agreement, dated as of August 1, 1995 with Polo Ralph Lauren, L. P. (as amended to date, the "License Agreement"), and such license agreement was amended on October 18, 1995, and the license agreement as amended is herein referred to as the "License Agreement"; and

     WHEREAS, pursuant to the License Agreement, Sun has an exclusive license to manufacture and sell in the United States and its territories and possessions certain men's and women's apparel bearing the trademark "Polo Jeans Company Ralph Lauren" and certain authorized variations, the manufacturing, selling and other related activities of Sun under the License Agreement being herein referred to as the "Polo Jeans Business"; and

     WHEREAS, the Executive is a party to the Employment Agreement with the Company dated as of January 1, 1996 (the "Prior Agreement"); and

     WHEREAS, the Company wishes to continue to employ the Executive, and the Executive wishes to continue the employment with the Company, on the terms and conditions hereinafter set forth, and Sun is willing to guarantee the obligations of the Company under this Agreement; and

     WHEREAS, the Executive and the Company wish to provide for the termination of the Prior Agreement.

     NOW, THEREFORE, it is agreed as follows:

     1. EMPLOYMENT. During the term of this Agreement, Company shall employ the Executive as the President and the Chief Executive Officer of the Sun division responsible for the operation of the Polo Jeans Business and the Executive shall continue to serve as the Executive Vice President of Sun. The Executive shall report directly to the Chief Executive Officer of Sun, and shall manage the Polo Jeans Business under the control and direction of Sun's board of directors (or its executive committee). During the term of this Agreement, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of her business time and attention to the business affairs of the Polo Jean Business and Sun, and to perform such responsibilities in a professional manner. Notwithstanding the foregoing, during the term of this Agreement, it shall not be a violation of this Agreement for the Executive to (a) serve on civic or charitable boards or committees; (b) deliver lectures, fulfill speaking engagements or teach at educational institutions; (c) attend to personal business, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

     2. TERM. The term of this Agreement shall be for the period commencing on the date hereof (the "Commencement Date") and ending on December 31, 2001 (the "Expiration Date"). The Prior Agreement shall terminate effective as of the Commencement Date and from and after such date the Prior Agreement shall be void and of no force and effect.

     3.  SALARY, FRINGE BENEFITS AND ALLOWANCES.

     (a) From the Commencement Date until December 31, 1998, the Executive shall be paid a salary at the annual rate of $421,600.00 plus an advance against her 1998 bonus at the annual rate of $328,400.00.

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Throughout the remaining term of this Agreement, the Executive shall receive a salary at the annual rate of $750,000. During the term of this Agreement, the Executive's salary shall be payable at such regular times and intervals as the Company customarily pays its employees from time to time, but no less frequently than once a month.

     (b) During the term of this Agreement, the Executive shall be eligible to participate in all savings and retirement plans, practices, policies and programs to the extent applicable generally to other senior executive employees of the Company and Sun.

     (c) During the term of this Agreement, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare, fringe and other benefit plans, practices, policies and programs provided by the Company and Sun (including, without limitation, medical, prescription drug, dental, disability, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company and Sun.

     (d) The Executive shall be entitled to an aggregate of four (4) weeks paid vacation during each calendar year of the term of this Agreement, prorated for 1998 from the Commencement Date until December 31, 1998. The Executive shall also be entitled to the benefits of the Company's and Sun's policies relating to sick leave and holidays.

     (e) The Executive shall have all expenses reasonably incurred by her on behalf of the Company reimbursed by the Company in accordance with the Company's standard policy and practice. For transcontinental and overseas travel on Company business, the Executive shall be entitled to business class travel (or first class travel when business class in not available).

     4.  BONUS.

     (a) Not later than ninety (90) days immediately following the end of 1998, the Executive shall receive a bonus with respect to the 1998 calendar year, calculated in accordance with the methodology set forth in Exhibit C hereto.

     (b) As soon as practical and in any event not later than ninety (90) days immediately following the end of each of 1999, 2000 and 2001, the Company shall deliver to Executive a statement setting forth in reasonable detail its calculation of the net sales and EBITDA of the Polo Jeans Business for each such year, calculated in accordance with generally accepted accounting principles ("GAAP") as applied by Sun consistent with past practices through June 30, 1998. The Company shall pay to the Executive a bonus for each such year based on a combined achievement of net sales and EBITDA growth, determined in accordance with Exhibit B hereto. For the purposes of this paragraph, EBITDA shall mean the net income, before extraordinary items (as defined in accordance with GAAP) of income, gain, loss and expense and before all income taxes and other taxes now or hereafter in effect that are assessed on income and interest expense and finance charges, and before charges for depreciation and amortization.

     (c) The Executive shall have the right to dispute the amount of any bonus paid to her by giving the Company written notice within thirty (30) days after she receives the bonus statement set forth in paragraph (b) above. If she does so:

          (i) within fifteen (15) days after the Company receives such notice, the Company will cause Sun to furnish the Executive (and her authorized representatives) with access to such of the books and records of the Polo Jeans Business (and of Sun and its subsidiaries) as pertain to the calculation of the bonus in dispute, and the Executive shall within ten
     (10) days thereafter inform the Company of the amount of the bonus to which she believes she is entitled; and

          (ii) if such dispute is not resolved by the parties within thirty (30) days after the date of the Executive's notice, such dispute shall be submitted by either party to an independent accounting firm reasonably acceptable to both parties, to determine the proper bonus in accordance with this Agreement, and the costs of such firm shall be borne and paid by the party who calculated a bonus with a greater differential in dollars from the bonus determined by such firm.

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     5.  TERMINATION OF EMPLOYMENT.

     (a) The Company may terminate the Executive's employment for Cause (as defined below) before the Expiration Date. If the Executive's employment is terminated for Cause or if she resigns during the term of this Agreement without Good Reason (as defined below), neither the Company nor Sun shall have any additional obligations to the Executive under this Agreement.

     (b) If the Executive's employment terminates before the Expiration Date because of her death or Disability, the Company shall pay her or her duly appointed personal representatives, as the case may be, (i) an amount equal to her monthly salary during each of the six (6) months following her death or Disability, but in no event beyond the Expiration Date, and (ii) the amount that would have been payable to her with respect to the fiscal year in which she dies or becomes Disabled pursuant to Section 4, prorated for the portion of such year before her death or Disability, which shall be paid not later than one hundred twenty (120) days after the end of such year. If the Executive ceases to have a Disability at any time while precluded from competing with the Company in accordance with Section 8(a), the Executive shall within 30 days thereof so advise the Company in writing. In such event, the Company shall have the option, but not the obligation, to reemploy Executive pursuant to the terms of this Agreement for a term equal in length to the period from the commencement of the Disability to the Expiration Date, provided that no later than 30 days after receipt of such notice from the Executive, the Company notifies the Executive in writing that it is exercising such option. The Company shall have the right to have Executive submit to a reasonable examination by a qualified physician of its choosing (and receive a report from such physician on the state of the Executive's health) during such 30 day period and Executive agrees to make herself available for such examination. Except as set forth in this paragraph
(b) and Section 8 and payment to Executive of unpaid salary and reimbursable expenses accrued to the date of Executive's termination, if any, neither the Company nor Sun shall have any additional obligations to the Executive under this Agreement in the event of Executive's termination of employment under this paragraph (b).

     (c) The Company may terminate the Executive's employment before the Expiration Date without Cause, and the Executive may terminate her employment before the Expiration Date for Good Reason upon thirty (30) days written notice to the Company. If the Executive's employment is so terminated by the Company without Cause, or by the Executive for Good Reason, and provided that the Company does not exercise its election pursuant to Section 8(a)(ii) hereof, the Company will pay her severance pay in the amount of (i) $750,000 in twelve (12) equal monthly installments commencing on a date one month following the date of termination, and (ii) not later than one hundred twenty (120) days after the end of such year, the greater of (A) the amount that would have been payable to her pursuant to Section 4 with respect to the year in which the Executive's employment was terminated, prorated for the portion of such year before her termination or (B) the amount that was paid to her pursuant to Section 4 with respect to the prior year. If the Executive's employment is so terminated by the Company without Cause or by the Executive for Good Reason, the Company shall reimburse the Executive for up to $10,000 of executive outplacement services, and shall provide the health care and other benefits set forth in Section 3(b), all for a period of one year from the effective date of termination. Except as set forth in this paragraph (c) and Section 8 and payment to Executive of unpaid salary and reimbursable expenses accrued to the date of Executive's termination, if any, neither the Company nor Sun shall have any additional obligations to the Executive under this Agreement in the event of Executive's termination of employment under this paragraph (c).

     (d) As used herein:

          (i) the term "Cause" shall mean the Executive's commission of an act of fraud or dishonesty or a crime involving money or other property of the Company; the Executive's conviction of a felony or a plea of guilty or nolo contendere to an indictment for a felony that damages the Company in any manner; if, in carrying out her duties hereunder, the Executive engages in conduct that constitutes willful misconduct or gross negligence; or a material breach by the Executive of this Agreement. Any act or failure to act on the part of the Executive which is based upon authority given pursuant to a resolution duly adopted by the Board or authorized in writing by the Chief Executive Officer of the Company or of Sun or other officer to whom the Executive reports, or based upon the advice of counsel for the Company or Sun shall not

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     constitute cause as used herein. For purposes of this provision only, a breach shall be "material" if it is demonstrably injurious to the Company or Sun, their affiliates or any of their respective business units, financially or otherwise.

          (ii) the term "Good Reason" shall mean any one of the following:

             (1) a material breach of the Company's or Sun's obligations under this Agreement, which breach has not been cured within five (5) business days after the Company's receipt of written notice from the Executive of such breach;

             (2) a reduction in the Executive's then annual base salary;

             (3) the relocation of the Company's principal executive offices (or the Executive's office) to a location outside the borough of Manhattan in New York City;

             (4) the failure to pay the Executive any undisputed portion of the Executive's compensation, including any payments due under Sections 3 or 4 of the Agreement, within thirty (30) days after the date such compensation or payment is due;

             (5) the failure to continue in effect any compensation or benefit plan in which the Executive is participating unless either (i) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or (ii) the failure to continue the Executive's participation therein (or in such substitute or alternative plan) does not discriminate against the Executive, both with respect to the amount of benefits provided and the level of the Executive's participation, relative to other similarly situated participants;

             (6) a reduction in the Executive's title and status as President and Chief Executive Officer of the Company or Executive Vice President of Sun; or any change in the Executive's status as reporting directly to the Chief Executive Officer of Sun; or the assignment to the Executive of any duties materially inconsistent with the Executive's position (including, without limitation, status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by
        Section 1 of this Agreement, or any other action by the Company or Sun which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company or Sun no later than thirty (30) days after written notice by the Executive;

             (7) the termination of the License Agreement, unless the acts or omissions of the Executive directly caused such termination.

             (8) any purported termination by the Company or Sun of the Executive's employment otherwise than as expressly permitted in this Agreement; or

             (9) any failure by the Company to comply with and satisfy Section 10 of this Agreement.

          (iii) the terms "Disabled" or "Disability" shall mean the Executive's physical or mental incapacity that renders her incapable, even with a reasonable accommodation by the Company, of performing the essential functions of the duties required of her by this Agreement for one hundred twenty (120) or more consecutive days.

     (e) The Executive shall have no obligation to seek other employment or otherwise mitigate the Company's obligations to make payments under this Section 5, and the Company's obligations shall not be reduced by the amount, if any, of other compensation or income earned or received by the Executive after the effective date of her termination.

     6. COMPANY PROPERTY. Any trade name or mark, program, discovery, process, design, invention or improvement which the Executive makes or develops which relates, directly or indirectly, to the business of the Company or of Sun or their affiliates, or her employment by the Company, shall be considered as "made for hire" and shall belong to the Company and shall be promptly disclosed to the Company. During the Executive's employment and thereafter, the Executive shall, without additional compensation, execute and

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deliver to or as requested by the Company any instruments of transfer and take such other action as the Company may reasonably request to carry out the provisions hereof, including filing, at the Company's sole expense, trademark, patent or copyright applications for any trade name or mark, invention or writing covered hereby and assigning such applications to the Company.

     7. CONFIDENTIAL INFORMATION. The Executive shall not, either during the term of her employment by the Company or thereafter, disclose to anyone or use (except, in each case, in the performance of her responsibilities hereunder and in the regular course of the Company's business), any information acquired by the Executive in connection with or during the period of her employment by the Company, with respect to any confidential, proprietary or secret aspect of the affairs of the Company, Sun or any of their affiliates, including but not limited to the requirements of and terms of dealings with existing or potential licensors, designers, suppliers and customers and methods of doing business, all of which the Executive acknowledges are confidential and proprietary to the Company, Sun or any of their affiliates, as the case may be.

     8.  COMPETITION; RECRUITMENT.

     (a) The Executive shall not, at any time during her employment by the Company, and during the following periods and under the following circumstances, engage or become interested (as an owner, stockholder, partner, director, officer, employee, consultant or otherwise) in any business which then competes, directly or indirectly, with the business conducted by Sun or any of its subsidiaries or affiliates,

          (i) in the event of a termination by the Company for Cause or Disability or by the Executive other than for Good Reason, from the date of termination until the first anniversary of the Expiration Date;

          (ii) in the event of a termination by the Company other than for Cause or Disability or by the Executive for Good Reason, for a one-year period commencing upon the date of termination, at the election of the Company, exercised (A) at the beginning of such year, in the event of termination other than for Cause or Disability or (B) within thirty (30) days of Executive's notice of termination pursuant to Section 5(c) in the event of termination by the Executive for Good Reason, provided, however, that in each case with respect to such year (if elected), the Company shall pay the Executive, in lieu of the amounts set forth in Section 5(c): (X) an amount equal to the annual salary set forth in Section 3(a) hereof, payable in twelve (12) equal monthly installments commencing on a date one month following the date of termination; (Y) not later than one hundred twenty
     (120) days after the end of the calendar year in which Executive's employment was terminated, the amount that would have been payable to her pursuant to Section 4 with respect to such calendar year, prorated for the portion of such calendar year before her termination; and (Z) not later than one hundred twenty (120) days after the end of such calendar year, an amount equal to the annual bonus that would have been payable to her pursuant to Section 4 with respect to such calendar year;

          (iii) in the event of a termination due to the expiration of the term of this Agreement, for a one-year period commencing upon the expiration of the term of this Agreement, at the election of the Company, exercised no later than one hundred and twenty (120) days prior to the beginning of such year, provided that, during each month of such year, the Company pays the Executive one-twelfth of the annual salary set forth in Section 3(a) hereof and one-twelfth of the annual bonus set forth in Section 4 hereof with respect to calendar year 2001.

     (b) The Executive shall not, at any time during her employment by the Company and thereafter until the second anniversary of the expiration of the term of this Agreement, or, in the event of a termination by the Company other than for Cause or Disability or by the Executive for Good Reason, until the second anniversary of the date of such termination, (i) recruit, solicit for employment, hire or engage, or assist any person or entity in recruiting, soliciting for employment, hiring or engaging, any employee or consultant of the Company, Sun or any of their subsidiaries or affiliates or any person who was an employee or consultant of the Company, Sun or any of their subsidiaries or affiliates within one year before the termination of the Executive's employment, or (ii) negotiate or enter into, or assist any person or entity in negotiating or entering into, a contract (oral or written) with any (x) manufacturers of, or
(y) contractors for, apparel whose facilities are in Mexico and who have manufactured products for or contracted for products with the Company, Sun or

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any of their subsidiaries or affiliates or whose output, at the termination of the Executive's employment, is substantially earmarked to make the Licensed Products or other products for the Company, Sun or any of their subsidiaries or affiliates; provided that, subject to subsection (a) of this Section 8, nothing herein shall prevent the Executive, after her employment by the Company terminates, from accepting employment from an employer which, prior to such termination, was doing business with such manufacturer or contractor independently of any relationship with or actions by the Executive.

     (c) The one-year period set forth in sub-paragraph (a)(i) or (a)(ii) (if elected) of this section, whichever is applicable, shall be extended for an additional one-year period, at the election of the Company, exercised no later than one hundred and eighty (180) days prior to the beginning of such additional year, provided that, in each case during each month of such additional year (if elected), the Company pays the Executive one-twelfth of the annual salary set forth in Section 3(a) hereof and, if subparagraph (a)(ii) applied to the period prior to the extension, (i) one-twelfth of the annual bonus set forth in Section 4 hereof with respect to the full year in which the Executive's employment was terminated and (ii) an additional amount of $416,666.67.

     (d) For the longer of any period applicable under this Section 8 or a period of three years immediately following the date of termination, (i) the Company, Sun and their respective affiliates shall not disparage the Executive and (ii) the Executive shall not disparage the Company, Sun or their respective affiliates, officers or directors.

     (e) The Executive acknowledges that these provisions are necessary for the protection of the Company, Sun and their subsidiaries and affiliates and are not unreasonable, because the Executive would be able to recruit and hire personnel other than employees of the Company, Sun and any of their subsidiaries and affiliates and contract with manufacturers and contractors other than those described in subsection (b). The Executive further agrees that a breach of
Section 6, 7 or 8 of this Agreement shall result in the immediate cessation of any payments pursuant to this section and Section 5(c) hereof, if applicable. The duration and the scope of these restrictions on the Executive's activities are divisible, so that if any provision of this Section is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid. The ownership of less than 5% of the stock of a publicly owned company which competes with the Company, Sun or any of their subsidiaries or affiliates, in and of itself, shall not be considered a violation of the provisions of this Section 8.

     9. NOTICES. Any notice or other communication to the Company or to the Executive under this Agreement shall be in writing and shall be considered given when mailed by certified mail, return receipt requested, to such party at its or her address first above written (or at such other address as such party may specify by written notice to the other party). A copy of any notice or other communication given to the Company or any notice or other communication to Sun shall be given to Sun in writing by certified mail, return receipt requested, addressed to Sun at 11201 Armour Drive, El Paso, Texas 79935, and 111 West 40th Street, New York, New York 10018, both to the attention of Mr. Eric Rothfeld.

     10. BINDING NATURE OF AGREEMENT. The Company shall use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. For the purposes hereof, the term "Company" shall mean the Company as defined in the opening Section of this Agreement and any successor or assignee of the Company, which provides employees and services to Sun in connection with the Polo Jeans Business. In the event the Company is successful in having any such successor agree to assume this Agreement, such successor or assignee shall execute and deliver an agreement to be bound by all the terms and provisions of this Agreement by operation of law.

     11. INDEMNIFICATION. The Company shall indemnify the Executive and hold the Executive harmless, to the maximum extent permitted by applicable law, from and against all claims, actions, suits, proceedings, loss, damage, liability, costs, charges and expenses, including reasonable attorneys' fees and costs arising in connection with the Executive's performance of her duties hereunder or her status as an employee, officer,

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director or agent of the Company or Sun, in accordance with the Company's indemnity policies for its senior executives.

     12.  MISCELLANEOUS.

     (a) Since a breach of the provisions of this Agreement would injure the Company or Sun irreparably, the Company or Sun may, in addition to its other remedies, obtain an injunction or other comparable relief restraining any violation or further violation of this Agreement, and no bond, security or other undertaking shall be required of the Company or Sun in connection therewith.

     (b) The provisions of this Agreement are separable, and if any provision of this Agreement is invalid or unenforceable, the remaining provisions shall continue in full force and effect.

     (c) This Agreement constitutes the entire understanding and agreement between the parties, supersedes all other existing agreements between them (including the Prior Agreement) and cannot be amended unless such amendment is in writing and signed by the both parties to this Agreement.

     (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its choice of laws rules), where it has been entered and where it is to be performed. The parties hereto consent to the exclusive jurisdiction of any federal or state court in the State of New York to resolve any dispute arising under this Agreement or otherwise.

     (e) The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

     (f) The failure of either party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. For any waiver of a provision of this Agreement to be effective, it must be in writing and signed by the party against whom the waiver is claimed.

     (g) The obligations of the Executive and the Company hereunder shall survive the termination of the term of this Agreement and the Executive's employment hereunder to the extent necessary to give full effect to the provisions of this Agreement.

     13. CONDITION PRECEDENT. This Agreement, and all of its terms and provisions, are conditioned upon the closing of the Agreement and Plan of Merger by and among Jones Apparel Group, Inc. ("Jones"), Sun Acquisition Corp., Sun and Sun's shareholders (the "Merger Agreement"), and shall become binding upon the parties hereto only in such event. This Agreement, and all of its terms and provisions, shall be of no force and effect in the absence of a closed Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

                                          R. L. MANAGEMENT, INC.

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                          Mindy Grossman

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                                                                       EXHIBIT A

                                    GUARANTY

     The undersigned corporation, in consideration of the promises made by the Executive for the benefit of the undersigned corporation, hereby guarantees the due and punctual performance of the obligations of the Company, other than collection, in accordance with the provisions of the within Employment Agreement. This guaranty is a primary obligation of Sun. The Executive may enforce this Guaranty against Sun without any prior enforcement of the obligations of the Company under the Employment Agreement. For the purposes of this Guaranty, the terms "Executive", "Company", "Employment Agreement" and "Sun" shall have the same meaning as set forth in the Employment Agreement dated September 10, 1998 between R.L. Management, Inc. and Mindy Grossman.

DATED: As of
                                          SUN APPAREL, INC.

                                          By:

                                            ------------------------------------
                                            Eric A. Rothfeld
                                            President